Exhibit 99.2

Second Quarter 2010 Earnings

Conference Call Script

April 29, 2010

Pat Davidson

Good morning and thanks for joining us.  Earlier today, we published our second quarter results for fiscal 2010.  A copy of the release is available on our website at www.oshkoshcorporation.com.  Today’s call is being webcast and is accompanied by a slide presentation, which is also available on our website.  The audio replay and slide presentation will be available on our website for approximately 12 months.  Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements are subject to risks that could cause actual results to be materially different.  These risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC.  We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

During our second fiscal quarter of 2009, we recorded non-cash charges for the impairment of goodwill and other long-lived assets.  Additionally, we sold our European refuse collection vehicle and fire apparatus businesses in July and October, 2009, respectively.  All sales, income and backlog figures that we discuss today exclude non-cash impairment charges and refer to continuing operations only unless otherwise stated.

Presenting today for Oshkosh Corporation will be Bob Bohn, our Chairman and Chief Executive Officer; Charlie Szews, President and Chief Operating Officer; and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Oshkosh Fiscal Q2 2010 Results

Thank you, Pat.  Good morning and thank you all for joining us today.  Three months ago, we shared with you that our fiscal year was off to a very strong start driven by our well executed ramp-up of production and sales under the MRAP All-Terrain Vehicle (“M-ATV”) contract.  I’m here today to let you know that we continued where we left off and are proud to announce another stellar quarter.

For the quarter, our sales increased 131% to $2.86 billion, leading to record quarterly operating income of $494.3 million and record quarterly earnings per share (“EPS”) of $3.22.  Once again, this outstanding performance was driven mainly by strength in our defense segment, supported by improved results in our access equipment segment, which was aided by its M-ATV production as well as improved performance in its base business.  Sales in most of our non-defense businesses in the quarter were flat or down as we continued to experience weakness in many of our end markets.

I would like to thank our employees, suppliers and government customers for their great support in ramping up and sustaining quality, high rate production to quickly get the M-ATVs to our warfighters in Afghanistan to save lives.  Like any rapid, short duration program, we’ve had to overcome operational challenges, but the team has pulled together to deliver to schedule for our warfighters.  And, we’re pleased to hear that the vehicles are performing extremely well in theater.

We generated strong cash flow again this quarter, allowing us to reduce our debt by an additional $239 million.  We also completed a $500 million senior notes offering in the quarter that Dave will talk about later.

Please turn to slide 4 for a discussion of current conditions.

Current Conditions

We were awarded an order for an additional 1,460 M-ATVs in February, taking the total quantity ordered of these life saving vehicles to 8,079.  At that time, we also received instructions to modify our delivery schedule.  Starting next month, we will reduce our monthly M-ATV production quantities.  This now means that we’ll be building and shipping M-ATVs in lower quantities for the remainder of fiscal 2010 and extending production and sales into the first quarter of fiscal 2011.  There is the potential for additional M-ATV orders, principally through Foreign Military Sales (“FMS”), as well as potential sales of new variants of the M-ATV. Charlie will talk in more detail about these opportunities in a few moments.

On February 12, the U.S. Army reconfirmed its award of the Family of Medium Tactical Vehicles (“FMTV”) contract to Oshkosh.  This was a great win for both Oshkosh Corporation and the U.S. Army.  We’re busy producing test vehicles and are continuing to prepare for full rate production that will allow us to deliver FMTVs beginning in fiscal 2011 and continuing through fiscal 2014, and hopefully beyond.  We are absolutely honored to have the opportunity to manufacture these critically important vehicles.

There are many other activities occurring in our defense segment that illustrate that we aren’t simply relying on the M-ATV and FMTV to carry us forward.  For example, during the quarter we announced our teaming agreement with General Dynamics Land Systems-Canada to pursue a couple of Canadian defense opportunities.  We also announced plans to open a new, enlarged engineering services facility in Warren, Michigan to locate more of our engineering talent closer to one of our major customers, the Tank- automotive and Armaments Command (“TACOM”).

While the outlook for our defense business for 2010 is stronger than it has ever been, we continue to face industry-wide challenges in most of our non-defense markets.  We believe the markets for our non-defense products, which include aerial work platforms, telehandlers, concrete mixers and tow trucks to name just a few, are at or near the bottom.  To adapt and to take advantage of future growth opportunities, we continue to selectively invest in these businesses, including in an access equipment manufacturing facility in China.  We also remain focused on maintaining high service levels, staying nimble and managing our costs so that we can benefit from the eventual recovery.  We’ve recently seen some positive data points and believe that the recovery will begin to gain strength in 2011.

With that, I will turn it over to Charlie for a more detailed discussion by segment.

Charlie Szews

Thanks Bob.  Please turn with me to slide 5.

Defense

The story for all of our segments continues to be about execution.  This is especially true for our defense segment, whether we’re talking about the M-ATV or upcoming programs such as the FMTV.  We continued to produce M-ATVs at an accelerated pace in the second quarter while sustaining quality, high-rate production for our other defense programs.  We’ve invested heavily in lean, supply chain, materials and quality talent that are delivering excellent execution on our programs.  As Bob mentioned, we will begin to ramp down production of M-ATVs starting in May.  We’ll accomplish this by stopping vehicle assembly at our JLG facility in McConnellsburg, Pennsylvania at that time.  JLG will still assemble all of the crew capsules for the M-ATV program as well as perform government requested upgrades to the vehicles.  We expect to continue to deliver M-ATVs currently under contract into November of this year.  In addition to our strong performance on vehicle deliveries, we’ve increased our support in Afghanistan with additional field service representatives.  We have also received additional contract awards for spares, explosively formed penetrator (“EFP”) and rocket propelled grenade (“RPG”) protection kits.  We’ve leaned forward to introduce new M-ATV variants this quarter that we believe meet our customers’ expanding requirements.  In February, we announced our utility and ambulance M-ATV variants.  Both of these variants offer new capabilities while still delivering the best-in-class mobility and superior crew protection of the M-ATV.  And, this summer we will be producing a customized variant for the Special Forces Command.

We believe there is a good opportunity for foreign military sales of M-ATV units.  We aren’t going to discuss to whom and when until we have a signed contract or contracts, but some nations have expressed a sincere interest in procuring these units and we are in various stages of dialog with a few of them.  It is likely that sales under any FMS contracts would not occur until fiscal 2011, along with what we still believe will be a continued robust spare parts and aftermarket service business for the M-ATV that could extend out for several years.

Turning to the FMTV program, we have been working very closely with our U.S. Army customer as we produce our FMTV test units.  We’re making good progress on the e-coat facility being constructed for this program, which we expect will be operational this summer.  In early April, we held a supplier conference to communicate our priorities and expectations for the FMTV program launch.  We expect margins on the FMTV program will be very low during start up and then improve as we reach full rate production.

For those of you who have been following the President’s defense budget request for fiscal 2011, you are likely aware that the President is requesting significantly lower funding for the Family of Heavy Tactical Vehicles (“FHTV”).  However, we believe there could be significant funding for FHTV reset and recap activity in the Operation and Maintenance, Army budget request.  We don’t have visibility into the details of this budget line item, which is why we can’t provide more clarity at this time.  Even with the reset and recap funding, we believe total funding for FHTV will likely be lower than in prior years due to budgetary pressures as a result of the recessionary economy and the Army nearing its desired FHTV acquisition quantities.  Assuming the President’s budget request is not changed significantly before it’s signed into law, we would expect this lower funding to impact us starting later in our fiscal 2011.  We’re encouraged, however, by the level of funding being requested for new FMTVs.

We mentioned last quarter that it wouldn’t surprise us to see increased instances of defense programs being put out for bid.  Given the increased focus on acquisition reform as well as defense budgetary pressures, we believe the DoD will choose to open up most programs for competition in the future.  Of course, we expect that we would be a strong competitor to retain any Oshkosh programs that may be competed.  We have successfully used the opportunity to compete for the M-ATV and FMTV programs within the last year and expect to compete on the upcoming Joint Light Tactical Vehicle (“JLTV”) and Humvee recap competitions as they develop.  We believe that our purchasing power, lean manufacturing and technology make us a strong competitor in military truck competitions.

Please turn to slide 6.

Access Equipment

While our access equipment segment has benefited greatly from its M-ATV manufacturing, we have yet to see a significant change in the business climate for our traditional access equipment business.   Mature end markets in the U.S. and Europe for our access equipment business remain weak and we believe they are moving along the bottom.  Outside of some notable success in emerging markets, we believe these soft conditions will remain until equipment utilization and rental rates begin to turn for our customers.  Additionally, customer access to credit continues to be a challenge for the industry.  We are however, encouraged by the positive trend we’re seeing in used equipment prices, which we believe is an early indicator for this market.  This is particularly encouraging since we’ve just reported our second consecutive quarter of improved backlog, after a number of quarters of sequential decline.  We continue to believe that we will see improvement in the access equipment markets in 2011, but it’s still too early for us to make any predictions on just how strong the recovery will be.

JLG presented several new products again at the huge BAUMA construction equipment show in Munich last week. Attendance was limited by reduced air travel following the Icelandic volcano eruption, but business sentiment at the show was about as expected.  Gradual recovery is expected by most for the U.S. and Europe, with greater optimism for emerging markets.

JLG performed well on the M-ATV contract again in the second quarter, while continuing M-ATV assembly, production of crew capsules and retrofit activities.  As I mentioned earlier, we will be winding down M-ATV assembly at JLG in May.  To the extent that we have increased production requirements for traditional JLG products, we’re transitioning employees to meet these requirements.

Finally, we continue to work on the start up of our factory in China, and expect to begin shipping scissor lifts from Tianjin in the third fiscal quarter with boom deliveries to follow shortly thereafter.  We are achieving a high percentage of localized content during our first year of production, which is a testament to the hard work of our team on this project.  The team is also rapidly expanding distribution in the region to support the factory.  Presence in this very important and growing market is important to JLG’s long-term success.

Please turn to slide 7 to discuss our fire & emergency segment.

Fire & Emergency

While most businesses in the fire & emergency segment are experiencing lower sales as a result of weak markets, our airport products group achieved continued success in the second quarter of fiscal 2010 delivering products around the world.  The dedicated presence that we established in Asia for this business has really been paying dividends.  We are, however, seeing increased price competition in this market, which we’ll continue to monitor.  The U.S. fire truck market was down approximately 30% for the 12 months ended December 31, 2009.  This compares to a typical peak-to-trough of around 10% and reflects the impact of sharply lower municipal tax receipts arising from the deep economic downturn that we’ve experienced in the U.S.  During the last 12 months, however, Pierce has continued to gain market share and is pursuing international opportunities, illustrating the segment’s successful approach with technology, new product development and customer service.  This approach was on display just last week at the annual FDIC show in Indianapolis where we introduced an all-new global aircraft rescue and firefighting (“ARFF”) unit as well as a new ambulance offering from Medtec known as the Redimedic.  The new ARFF unit delivers innovative fire suppression technology, an improved chassis and new safety advancements, all in a lighter-weight chassis that improves performance.  The Redimedic ambulance simplifies maintenance, improves performance and is simple to assemble.  The team at Medtec was able to accomplish all this, while maintaining a focus on delivering a value-priced ambulance suited for the current challenging funding environment.

We continue to assess the direct and indirect impacts of health care legislation changes on our mobile medical unit business.  There are puts and takes that are difficult to predict, but if more than 30 million new people become covered by health insurance, we believe there is likely to be a need for additional diagnostic imaging equipment.  It remains to be seen whether this equipment will be in fixed locations or in mobile medical units.

Please turn to slide 8 for a discussion of our commercial segment.

Commercial

North American markets for concrete mixers and batch plants continue to operate at very low levels, although our sales in the quarter were a little higher than the prior year quarter.  We are experiencing solid quote and order activity in Latin America and the Middle East, but these markets aren’t large enough to overcome the weakness in North America.  As we’ve said before, we’re going to need some meaningful improvement in U.S. construction activity before these markets turn around.

Our refuse collection vehicle (“RCV”) business has held up pretty well since the economy started to tumble in 2008.  Year-over-year sales were lower in the quarter, largely due to the timing of orders from the large national fleets.  We did, however, receive strong RCV orders during the quarter, supporting our outlook for the business.  We will be making several key new product announcements at the Waste Expo show next week in Atlanta, and if you plan to be at the show, please stop by to visit us.

Finally, the commercial segment continues to be a valuable supplier of fabrications for our defense segment heavy tactical vehicles, which helped the segment turn a small profit.  A continued focus on managing costs also helped segment performance in the face of very difficult concrete placement market conditions.

That’s a brief overview of our operations. Dave, please take it from here.

Dave Sagehorn

Thanks Charlie and good morning everyone.

Please turn to slide 9.

Consolidated Results

Consolidated net sales of $2.86 billion for the second fiscal quarter were up more than 130% compared with the same quarter of last year due almost exclusively to M-ATV sales in the current year quarter.  Operating income increased to $494.3 million, or 17.3% of sales.  Operating income margins benefited from significantly improved margins in our defense segment as well as improved performance in our access equipment segment attributable to M-ATV production for defense and better results in JLG’s base business.

EPS from continuing operations for the quarter was $3.22 compared with a loss of 20 cents during the second quarter of fiscal 2009.

Operating expenses and intersegment profit elimination were above prior year levels due primarily to higher incentive compensation expense and higher intersegment profit eliminations related to intersegment M-ATV sales still in inventory.

As Bob mentioned, we reduced our debt by $239 million in the quarter.  During the quarter, we also issued $500 million of senior notes that mature in 2017 and 2020.  We used the net proceeds of $489 million from the notes issuance to pay off debt that would have matured in 2013.  As of the end of March, our debt consisted primarily of a $1.11 billion Term Loan B that matures in December 2013 and $500 million of senior notes, $250 million of which mature in March 2017 and $250 million of which mature in March 2020.

We ended the quarter with cash of $845 million.  As we said during the first quarter earnings call, a significant portion of this cash is related to the timing of payments for M-ATVs and will ultimately be used to pay suppliers as we continue to produce these units.

Let’s take a look at each of the segments in detail.

Please turn to slide 10.

Defense

Defense segment sales were $2.27 billion in the second fiscal quarter, an increase of 285% compared with last year’s second fiscal quarter, due to M-ATV related sales of $1.63 billion, of which approximately 15% was for parts & service.  We sold 2,921 M-ATVs in the quarter as we continued to demonstrate our ability to quickly deliver on this extremely important program.  Operating income increased from $75.0 million in last year’s second fiscal quarter to $452.8 million in the second quarter of fiscal 2010.

Operating income margins in the quarter increased to 19.9%, compared with 12.7% in the second quarter of fiscal 2009.  The improvement in margins over the prior year quarter was the result of significantly higher M-ATV related

volume, lower material costs and a better mix of parts & service business.   M-ATV margins benefited from a full quarter of the impact of material cost reductions achieved in the first quarter of fiscal 2010 as well as a higher percentage of M-ATV parts and service sales.  There was minimal impact on results in the quarter from the FMTV program.

Backlog in this segment was $4.3 billion at March 31, 2010, up 76.7% compared with March 31, 2009.  The M-ATV program accounted for approximately $2.0 billion of the total backlog.

Please turn to slide 11.

Access Equipment

Access equipment segment sales were $990.1 million in the second fiscal quarter, up 297% compared with the same period last year.  This increase was driven almost entirely by intersegment M-ATV sales to the defense segment of approximately $737 million.  Excluding intersegment M-ATV sales, access equipment segment sales were $252.9 million, up 1.5% compared with the prior year quarter.  Without the benefit of favorable foreign currency exchange rates, access equipment segment sales would have been down 2.4% compared with the prior year quarter.  New equipment sales in North America and Europe, Africa and Middle East (“EAME”) were down 14% and 25%, respectively, as a result of continued weak construction markets and tight credit, but rest of world markets in the aggregate were up more than 130%, led by strength in South America and the Pacific Rim, including Australia.

The segment recorded operating income of $46.1 million, compared with an operating loss of $49.1 million in the prior year quarter.  Operating income was driven by M-ATV sales to our defense segment.  Access equipment segment margins on intersegment M-ATV sales in the quarter improved from mid single-digits in the first quarter to high single-digits.  Operating results for JLG’s base business were significantly improved over the prior year quarter due largely to lower material costs, fewer customer trade-ins and foreign currency translation benefits.

Backlog for access equipment was $191.8 million at March 31, 2010, an increase of 25.8% compared with March 31, 2009, largely reflecting higher orders outside of North America and EAME.  JLG’s backlog was also up approximately 87% compared with our first fiscal quarter.  JLG’s backlog does not contain any M-ATV related products.

Please turn to slide 12.

Fire & Emergency

Turning to fire & emergency, sales in the second fiscal quarter declined 17.2% to $234.2 million, compared with the prior year’s second fiscal quarter.  Lower sales in most businesses in this segment were the result of lower municipal spending, weakness in the economy and lower sales of mobile medical units due to the uncertain health care environment.

The segment recorded operating income of $19.0 million, compared with operating income of $25.3 million in the prior year quarter.  Operating income margins in the segment decreased to 8.1% compared with 9.0% in the prior year quarter due largely to lower volumes.

Compared with March 31, 2009, fire & emergency backlog was down 19.5% to $512 million at March 31, 2010, mainly due to lower order rates across most of the segment as a result of lower municipal spending and the timing of prior year orders.

Please turn to slide 13.

Commercial

Commercial segment sales increased 3.7% to $145.9 million compared with last year’s second fiscal quarter.  The increase in sales was a result of intersegment sales of fabrications to the defense segment, higher international concrete mixer sales and lower RCV sales.

We recorded operating income of $1.4 million, or 1.0% of sales, for the segment in the second fiscal quarter, compared with a loss of $5.9 million in the prior year quarter.  Margins in the quarter benefited from intersegment manufacturing activity and cost reduction actions implemented in fiscal 2009.

Backlog for the commercial segment at March 31, 2010 was $99.5 million, up 3.6% compared with March 31, 2009.

Please turn to slide 14 for a qualitative update to our outlook for fiscal 2010, starting with defense.

Update to Fiscal 2010 Outlook

We expect to continue to deliver strong earnings through the remainder of fiscal 2010 due to continued M-ATV production, although at lower quantities than in the first two quarters of fiscal 2010.  We currently expect to deliver between 1,600 and 1,700 M-ATVs in the third fiscal quarter and between 700 and 800 in the fourth fiscal quarter.  We also believe that M-ATV parts & service sales in the third and fourth fiscal quarters will be modestly higher than experienced in the second quarter as we continue to meet the initial provisioning requirements for this program.  M-ATV parts sales could fluctuate as our customer has asked us to pull forward deliveries for various parts orders from fiscal 2011 into fiscal 2010, and they could make similar requests in the future.  We expect our non-M-ATV defense business for the remainder of the fiscal year to be modestly lower than the prior year due to lower Medium Tactical Vehicle Replacement (“MTVR”) armor kit sales and lower FHTV requirements.

We now believe that defense operating income margins for the full year will be near the midpoint of our first and second quarter segment margins, with margins in the third quarter expected to be higher than in the fourth quarter as a result of higher volume and a more favorable sales mix.

We continue to believe that conditions in the U.S. and European access equipment markets will remain relatively flat through fiscal 2010, but expect improvement outside of these regions.  We also believe that we’ll see a seasonal improvement in sales in the third quarter, compared with the second quarter of fiscal 2010.  We expect that operating margins at JLG, excluding its M-ATV business, will continue to show significant improvement over prior year levels due to lower material costs and reduced provisions for both bad debts and restructuring charges.  We do not believe, however, that JLG, excluding its M-ATV business, will have positive operating results for the full fiscal year.

We continue to believe that sales in our fire & emergency segment will be lower in fiscal 2010 compared with fiscal 2009 due largely to ongoing weakness in municipal spending as a result of the impact of the recession on tax receipts.   And, as we’ve stated before, we believe that there will be pressure on operating income margins in this segment compared with fiscal 2009, as we saw in this quarter.

Our expectations for fiscal 2010 concrete mixer and batch plant sales continue to remain quite low, although international activity may help deliver higher full year sales.  We don’t expect meaningful improvement in these markets until 2011.  We continue to expect our RCV sales to be flat to slightly higher in fiscal 2010 compared with fiscal 2009.  Solid RCV sales and intersegment sales to defense should help the commercial segment deliver positive operating results for the full year.

We estimate that our tax rate for the year will be between 35% and 36% and continue to expect that our capital spending for fiscal 2010 will be approximately $100 million.

Finally, we’ve paid down more than $400 million of debt through the first two quarters of fiscal 2010 and plan to further reduce our debt throughout the remainder of the fiscal year, driven by expected strong earnings.

With that, I’ll turn it back over to Bob to conclude our prepared remarks.

Bob Bohn

Thanks, Dave.

We delivered another record quarter driven by our defense segment.  And, we expect the defense segment will continue to deliver strong results for the remainder of the fiscal year, propelling us to a record year in terms of sales, operating income and EPS.  While most of our non-defense businesses continue to experience soft markets as a result of the weak economy and tight credit markets, Oshkosh has been decisive in driving down costs and increasing market share.  Recently, we’ve seen some positive signs in the economy and in some of our markets that lead us to conclude that we will see improved market conditions for a number of our businesses in 2011.  We believe that our actions during the downturn, including selectively investing in growth opportunities, winning major new programs, improving our cost structure and reducing our debt by well over a billion dollars will position us to take advantage of the recovery.

Thank you for your continued interest in and support of Oshkosh Corporation.

With that, I’ll turn it back to Pat and the operator for questions.

Pat Davidson

Thanks Bob.  I’d like to remind everyone to limit their questions to one plus a follow-up. Please avoid questions with multiple subparts as this makes it difficult to ensure that everyone has an opportunity to participate.  After the follow-up, we ask that you get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.